UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2013

ZALICUS INC.

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Third Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 301-7000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 8, 2013, Mr. Todd Foley, a Class III Director, resigned as a member of the Board of Directors of Zalicus Inc. (the "Company"), effective as of the date of the Company's 2013 Annual Meeting of Stockholders (the "2013 Annual Meeting"). Mr. Foley's resignation is not due to any disagreement with the Company, its management or Board of Directors.

In connection with the resignation of Mr. Foley, based on the recommendation of the Corporate Governance and Nominating Committee and in accordance with the Company's Sixth Amended and Restated Certificate of Incorporation and By-laws, the Board has (i) set the size of the Board of Directors at six members, effective immediately following the 2013 Annual Meeting and the effectiveness of Mr. Foley's resignation; (ii) nominated Dr. Mark Corrigan and Ms. Sally Crawford to stand for election as Class II Directors of the Company at the 2013 Annual Meeting ; and (iii) effective April 8, 2013, appointed Dr. Michael Kauffman, a Class II Director whose term would otherwise expire on the date of the 2013 Annual Meeting, to serve as a Class III Director until the Company's 2014 annual meeting of stockholders and until his successor is duly elected and qualified, subject to prior death, resignation, retirement or removal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zalicus Inc.
	By:	/s/ Jason Cole
Name: Jason Cole
Title: Executive Vice President, Corporate Development and General Counsel

Dated: April 11, 2013